EXHIBIT 99


       SAFE HARBOR STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

         Statements regarding the future prospects of the Company must be evaluated in the context of a number of factors that may materially affect its financial condition and results of operations. Disclosure of these factors is intended to permit the Company to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Most of these factors have been discussed in prior filings by the Company with the Securities and Exchange Commission. Although the Company has attempted to list the factors that it is currently aware may have an impact on its operations, other factors may in the future prove to be important and the following list should not necessarily be considered comprehensive.

         FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced quarterly fluctuations in operating results and anticipates that theses fluctuations will continue. These fluctuations have been caused by various factors, including the buying patterns of the Company's target market; the number and timing of new product introductions and enhancements by the Company and its competitors; the effects of industry evaluations and publicity; the timing of product orders and shipments; marketing and promotional programs; and economic conditions in the regions in which the Company does business. A significant portion of the Company's operating expenses is relatively fixed in nature and planned expenditures are based primarily on sales forecasts. If revenue does not meet the Company's expectations in any given quarter, operating results may be adversely affected.

         DISTRIBUTION SYSTEMS. The Company has consigned inventory to approximately 2,200 clinics for prescription, rental and sale to patients. Although the Company attempts to obligate such clinics to monitor the inventory, it has experienced inventory losses in each year since it has commenced direct sales and expects such losses to continue. Further, the Company generally experiences increased inventory loss with dissatisfied or terminated sales agents and there can be no assurances that its reserves for lost inventory are adequate.

         In addition, because private and government health care reimbursement entities (health insurance carriers) require a substantial amount of time to approve reimbursement for sale and rental of products, the Company's accounts receivable have grown significantly in recent years. The Company has added personnel to deal with collections and record keeping and has established reserves, which it believes are adequate, for uncollectible receivables and lost inventory. Nevertheless, there can be no assurances that the Company can continue to generate increasing direct sales; that all the sales it generates can be collected; that its reserves for uncollectible accounts will be adequate; or that its relationships with clinics can be maintained.

         VOLATILE MARKETS. The electrotherapy pain management market is a relatively mature and competitive market, subject to significant fluctuations in profitability caused by foreign competition, questions of therapeutic efficacy, governmental regulation and private rates of reimbursement. The electrotherapy rehabilitation market is an evolving and fragmented market with a number of different companies offering competing treatments without any clear indication of industry preference. There can be no assurance that the Company will ever be able to capture a significant portion of the pain management market or that it can establish a significant position in the electrotherapy rehabilitation market.

         NEW PRODUCTS. The Company recently introduced its CTDx Electrostimulation System and is currently engaged in an intensified marketing program with a number of potential industrial users of such product. Although the Company has commissioned a clinical study that supports the efficacy of the CTDx, the market for electrotherapy solutions to carpal tunnel syndrome is in its infancy and the Company is faced with a considerable educational effort in selling this product. Because of the youth of the market and this electrotherapy application, the sales cycle has been longer than anticipated for the CTDx. The Company anticipates that sales will require less effort and support once the product is more widely used, but can give no assurances to such affect.

         COMPETITION. Competition in the medical device industry from other electrotherapy pain management and rehabilitation device companies, as well as from pharmaceutical companies and biotechnology companies, is intense. The market for the Company's products, and particularly its pain management products, is extremely competitive. The electrotherapy pain management market is dominated by three companies that control approximately 55 percent of sales in the United States. These companies have significantly greater resources than the Company and several have established direct sales organizations and have greater experience in the marketing and sales of products through direct distribution. Although the Company believes that the rehabilitation products it sells distinguish it from such competitors, there can be no assurance that the Company will be able to compete effectively in the direct sale of its products or otherwise.

         REIMBURSEMENT RATES. Most of the Company's products are sold or rented on prescription and the sales or rental price is reimbursed to the Company or its dealers by the patients' insurers. Both private insurers and the United States Government as the administrator of Medicare and Medicaid will reimburse patients for the cost of such products based on scheduled rates that they have established. Generally the Company, and other providers of medical products, attempt to sell and lease their products at prices approximating these reimbursement rates. Nevertheless, private and government payers are increasingly vigorous in their attempts to contain health care costs through limitations on the level of reimbursement and scrutiny of items submitted for reimbursement. In some instances, such payers have made determinations that a form of electrotherapy is not an acceptable form of treatment and have refused all reimbursement for that electrotherapy modality. To the extent such private insurers or Medicare or Medicaid decrease the rate of reimbursement or refuse reimbursement with respect to any product or line of products, the Company's profit margins and revenues will be adversely effected.

         CLINICAL EFFICACY. TENS sales were negatively affected several years ago, and may continue to be affected, by publications questioning the efficacy of TENS for pain relief. The mechanism through which a number of electrotherapy modalities relieve pain is not precisely understood and although studies generally indicate that TENS and other modalities offered by the Company are effective in relieving chronic pain, there can be no assurance that contrary studies or publicity will not negatively impact sales in the future. Such studies have, and can be expected to continue to have, a negative impact on reimbursement.

         GOVERNMENTAL REGULATION. The Company's products are subject to changing Federal regulation governing the use, marketing and sale of medical products. Generally, medical products must be "substantially equivalent" to existing medical products or will be subject to an extensive premarket approval process that often requires clinical testing. The Company has received approval from the Food and Drug Administration (FDA) for ability to market its existing products, including its CTDx, based on substantial equivalence. Nevertheless, there can be no assurance that approval to market such products for broader medical applications, or other products the Company may introduce, will be granted on such basis. The FDA also regulates the manufacture of medical devices under its "good manufacturing practices" regulations and requires that the manufacturing process follow certain pre-established procedures. The FDA and state regulatory bodies also regulate the form of advertisement and methods used to sell and distribute medical products. Although the Company believes that its manufacturing processes comply with good manufacturing practices and that all of its advertising and sales practices comply with applicable law, a contrary finding by a regulatory body could have an adverse effect on its operations.

         PRODUCT LIABILITY. Like most producers of medical products, the Company faces the risk of product liability claims and unfavorable publicity in the event that the use of its products causes injury or has other adverse effects. Although the Company has product liability insurance for risks of up to $2,000,000 and has not been subject to any material claims for products liability, there can be no assurance that it will be able to avoid product liability exposure.

         LACK OF PROPRIETARY PROTECTION. The Company holds only one patent and has not applied for protection on any of the technology incorporated into the other products that it currently offers, although it may seek protection for certain technology in the future. In the absence of proprietary protection, the Company is vulnerable to competitors that may attempt to copy its products.

         In addition, although the Company has never been the subject of a suit for patent or trademark infringement and does not believe that the technology incorporated into its products infringes upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in royalty payments or costly litigation.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon certain key personnel, including Mr. Kaysen, its President and Chief Executive Officer. The loss of Mr. Kaysen, or other key management or technical personnel, could adversely affect the Company's business. In addition, the Company's success will depend on its ability to attract and retain skilled personnel in all areas of its business. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

         LIMITED PUBLIC MARKET/POSSIBLE VOLATILITY OF STOCK PRICE. To date there has been only a limited trading market in the Company's Common Stock. The Company believes that factors such as new product announcements by the Company and quarter-to-quarter variations in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in general has recently experienced significant price and volume fluctuations unrelated to the performance of individual companies. Broad market fluctuations as well as general economic or political conditions may adversely affect the market price of the Common Stock.